CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

SKY QUARRY INC.

(Pursuant to Section 151 of the
Delaware General Corporation Law)

NOW THEREFORE, BE IT RESOLVED, that pursuant to authority of the Board of Directors of Sky Quarry Inc. (the “Corporation”) set forth in Article 5 of the Corporation’s Certificate of Incorporation (as the same may be amended, modified, supplemented or restated from time to time, the “Certificate”) and Section 151 of the Delaware General Corporation Law (the “DGCL”), the Corporation certifies that the Board of Directors of the Corporation has approved this Certificate of Designation and has designated the powers, designations, preferences, and relative, participating, optional and other special rights and the qualifications, limitations and restrictions, of a series of Preferred Stock of the Corporation as set forth below:

1.Designation of Amount. One (1) share of the authorized, undesignated and unissued Preferred Stock of the Corporation is hereby designated “Series A Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. Unless otherwise indicated, references to “Sections” or “Subsections” in this Certificate of Designation refer to sections and subsections of this Certificate of Designation.

2.Dividends. The holder of the Series A Preferred Stock will not participate in the receipt of any dividends which may be declared by the Board of Directors or paid by the Corporation.

3.Liquidation, Dissolution or Winding Up. The holder of the Series A Preferred Stock will have no right to participate in the distribution of any assets of the Corporation upon its liquidation or in any other transaction involving the distribution of any of the Corporation’s assets.

4.Voting.

4.1No General Voting Rights. Except (i) as set forth in Subsections 4.2 and 4.3, or (ii) as may otherwise be required by non-waivable provision of the DGCL, other applicable law, the Certificate or this Certificate of Designation, the Series A Preferred Stock shall not be entitled to vote (or render written consents) on any matter submitted for a vote (or written consents in lieu of a vote as permitted by the DGCL, the Certificate and the Corporation’s Bylaws (as the same may be amended, modified, supplemented or restated from time to time, the “Bylaws”)).

4.2Series A Director. For so long as the holder of the Series A Preferred Stock shall hold at least 15% of the Corporation’s issued and outstanding common stock, par value $0.0001 per share (“Common Stock”), the holder of the Series A Preferred Stock, exclusively and voting or consenting as a single class, shall be entitled to elect one director (the “Series A Director”) to the Board of Directors of the Corporation (the “Board”) The Series A Director may be removed without cause by, and only by, the affirmative vote of the holder of the Series A Preferred Stock. Any vacancy in the position of the Series A Director shall be filled exclusively by the holder of the Series A Preferred Stock. For so long as the holder of the Series A Preferred Stock has the right to elect the Series A Director, any committee of the Corporation’s Board of Directors shall include the Series A Director except that such Director shall recuse himself or herself in such cases where the Series A Director would have a conflict of interest with the business of the committee.

4.3Series A Preferred Stock Protective Provisions. At any time when the share of Series A Preferred Stock is outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate) the written consent or affirmative vote of the holder of the Series A Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

(a)amend, modify or waive the Certificate or Bylaws or any governing or organizational documents of the Corporation or any of its subsidiaries;

(b)for so long as the holder of the Series A Preferred Stock has the right to elect the Series A Director, change the number of directors constituting the Board;

(c)(i) issue or sell Common Stock or other equity securities of the Corporation (whether or not currently authorized), including, but not limited to, any rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities, to any person or (ii) enter into or effect any transaction or series of related transactions involving the repurchase, redemption or other acquisition of Common Stock from any person, in each case, other than any Excluded Securities (as defined below);

(d)initiate or consummate an Initial Public Offering (as defined below) or make a public offering and sale of Common Stock or any other securities; or

(e)dissolve, wind-up or liquidate the Corporation or initiate a bankruptcy proceeding involving the Corporation.

“Excluded Securities” means any Common Stock or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase shares of Common Stock, or shares of Common Stock issued to any existing or prospective consultants, employees, officers or directors pursuant to any stock option, employee stock purchase or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Corporation of the stock, assets, properties or business of any individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity; (d) any merger, consolidation or other business combination involving the Corporation; (e) the commencement of any Initial Public Offering or any transaction or series of related transactions involving a change of control of the Corporation; (f) a stock split, stock dividend or any similar recapitalization; or (g) any issuance of Common Stock, warrants or other similar rights to purchase Common Stock (“Financing Equity”) to lenders or other institutional investors (excluding the existing stockholders) in an arm’s length transaction providing debt financing to the Corporation, where such Financing Equity, together with all then outstanding Financing Equity, is not equal to, and is not convertible into, an aggregate of more than 5% of the outstanding Common Stock on a fully diluted basis at the time of the issuance of such Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Initial Public Offering” means any offering of Common Stock pursuant to a registration statement filed in accordance with the Securities Act of 1933, as amended.

5.Conversion. The share of Series A Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

6.Redemption. The share of Series A Preferred Stock shall be redeemed by the Corporation immediately prior to an Initial Public Offering or at the election of the holder of the Series A Preferred Stock out of funds lawfully available therefor at a price per share equal to $1.00.

7.Preemptive Right. The holder of the Series A Preferred Stock shall have the right, but not the obligation, to purchase its pro rata portion of any New Securities (as defined below) (other than any Excluded Securities) that the Corporation may from time to time propose to issue or sell to any party upon the terms and at the purchase price proposed for such issuance or sale. The holder’s pro rata portion of such New Securities shall mean the amount of New Securities equal to the product of (x) the total number of New Securities to be issued by the Corporation in such issuance and (y) a fraction determined by dividing (A) the number of shares of Common Stock owned by such holder of Series A Preferred Stock immediately prior to such issuance by (B) the total number of shares of Common Stock outstanding immediately prior to such issuance.

“New Securities” means shares of Common Stock or any other equity securities of the Corporation, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

8.Redeemed or Otherwise Acquired Shares. Any shares of Series A Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights, powers, preferences or privileges granted to the holders of Series A Preferred Stock following redemption.

9.Notices. Any notice required or permitted by the provisions of this Certificate of Designation to be given to the holder of the share of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by the undersigned, this 21st day of June, 2021

SKY QUARRY INC.

By:
Name:
Title: